Filed Pursuant to Rule 424(b)(3)
Registration No. 333‑90813
PROSPECTUS SUPPLEMENT
(To prospectus dated December 3, 1999)
EQUITY LIFESTYLE PROPERTIES, INC.

This Prospectus Supplement amends and supplements, and should be read in conjunction with, the prospectus dated December 3, 1999, as supplemented by Prospectus Supplement No. 1 dated November 5, 2002 (together, the "Prospectus"). As used herein, the terms "we," "us," and "our" refer to Equity LifeStyle Properties, Inc., a Maryland corporation, and, as required by context, MHC Operating Limited Partnership and other consolidated subsidiaries. Capitalized terms used but not defined herein are as defined in the Prospectus. The purpose of this Supplement is to disclose amendments to our Dividend Reinvestment and Share Purchase Plan (the "Plan").
Pursuant to authority provided in the Plan, our Board of Directors has taken action to reduce the size of the plan from 2,000,000 common shares to 100,000 common shares. To date 32,023 common shares have been issued under the Plan. Accordingly, 67,977 common shares remain available for issuance under the Plan.
Additionally, pursuant to authority provided in the Plan, our Board of Directors has taken action to suspend the optional cash investments option under the Plan. Effective immediately, Plan participants will no longer be permitted to make optional cash investments to buy additional common shares.
Additionally, under the Emergency Economic Stabilization Act passed by the United States Congress in 2008, Plan participants must reinvest at least 10% of their dividend distribution for each dividend period.
The Full and Partial Distribution Reinvestment options under the Plan will otherwise continue in effect as originally established. If you currently participate in the Plan and reinvest cash dividends and wish to continue to do so, no action is required by you. Cash dividends will continue to be reinvested according to your previous instructions.
American Stock Transfer & Trust Company LLC, our transfer agent (the "Administrator"), administers the Plan. If you have any questions about the Plan, please contact the Administrator at the address or telephone number provided below. Customer service representatives are available Monday through Friday, between the hours of 8:00 A.M. and 8:00 P.M. Eastern time. A copy of the Prospectus may also be obtained from the Administrator. Any references to contact information for the Administrator and the registered transfer agent contained in the Prospectus are superseded by this information.
Administrator:
American Stock Transfer & Trust Company LLC
P.O. Box 922, Wall Street Station
New York, New York, 10269-0560
Toll-free: (800) 830-9942
Investing in our common stock involves risks. You should carefully consider the risks discussed in the Prospectus and in our filings with the Securities and Exchange Commission before enrolling in the Plan and investing in our common shares.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2013.